UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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FURMANITE CORPORATION
(Name of Registrant as Specified in Its Charter)

MUSTANG CAPITAL MANAGEMENT, LLC JOHN K. H. LINNARTZ PETER O. HAEG SCOT W. MALLOY NICHOLAS J. SWENSON
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Mustang Capital Management, LLC, together with the other participants named herein, intends to make a preliminary filing with the Securities and Exchange Commission of a proxy statement and an accompanying WHITE proxy card to be used to solicit votes for the election of a slate of director nominees at the 2015 annual meeting of stockholders of Furmanite Corporation.

On December 4, 2014, Mustang Capital Management, LLC issued the following press release.

MUSTANG CAPITAL ANNOUNCES PROXY CONTEST AT FURMANITE CORPORATION

Submits Nominations for the Election of Four Highly Qualified Directors at Furmanite’s 2015 Annual Meeting

HOUSTON, TX, December 4, 2014 /PRNewswire/ -- Mustang Capital Management, LLC (together with its director nominees, "Mustang Capital"), a significant stockholder of Furmanite Corporation (“Furmanite” or the “Company”) (NYSE: FRM), with beneficial ownership of approximately 4.3% of the Company’s outstanding shares of common stock, today announced that it has nominated four highly qualified director candidates for election to the Furmanite Board of Directors (the “Board”) at the 2015 annual meeting of stockholders (the “2015 Annual Meeting”), citing poor corporate governance practices in the face of continuing poor financial and operational performance and a desperate need for Board refreshment in order to drive stockholder value.  It is expected that Furmanite’s 2015 Annual Meeting will be held in the second quarter of 2015. Mustang Capital plans to file proxy materials with the Securities and Exchange Commission asking for stockholders to vote for Mustang Capital’s nominees on the WHITE proxy card.

Poor Operational and Financial Performance
John K. H. Linnartz, Managing Member of Mustang Capital, stated: "As a long-term significant stockholder of Furmanite, we have previously expressed our serious concerns regarding the Company’s poor corporate governance practices and deteriorating operating and financial performance to management and the Board, and the response to date has been wholly unsatisfactory." Mr. Linnartz added: "The recent financial results of the Company have been incredibly disappointing and unfortunately 2014 will mark the third straight year that Furmanite has badly missed either the analysts’ earnings estimates or the Company’s own ‘conservative’ earnings guidance. Perhaps even more alarming is that these poor results occurred despite multiple ‘accretive’ cash acquisitions since 2011.  Reflecting investors' deep concern, the price of Furmanite’s stock has declined a painful 46% from a high of $12.56 on February 20, 2014 to the closing price of $6.74 on December 3, 2014.”

Poor Corporate Governance Practices
Mr. Linnartz continued: "In addition to financial performance issues, we have serious concerns with the Company’s poor corporate governance practices, including Board entrenchment and a shareholder-unfriendly poison pill. In fact, it is unclear to us if any of the current Directors are truly independent given their undisclosed personal, business and financial entanglements. The average director tenure at Furmanite is twelve years, with Sangwoo ‘Bill’ Ahn and Charles R. Cox having served as directors of the Company since 1989 and 1995, respectively.”  Mr. Linnartz added: “Equally as concerning is that Furmanite’s poison pill contains ‘dead-hand’ provisions, which Institutional Shareholder Services (ISS), a leading independent proxy voting advisory firm, found ‘unjustifiable from a governance standpoint’ in its report in connection with the Company’s 2014 annual meeting of stockholders.  In fact, ISS recommended a WITHOLD vote for each of the Company’s director candidates in its 2014 report for their failure to remove the problematic poison pill and gave Furmanite a governance QuickScore of ‘9’ overall and ‘10’ in its ‘Shareholder Rights’ category, indicating extremely high levels of concern and governance risk.  We believe these serious governance issues are having a direct impact on the ability of the Company to enhance value and to make decisions in the best interests of stockholders.”

Mr. Linnartz concluded: “Given the Company’s continued poor operating and financial performance, and the serious concerns we have with the Company’s corporate governance structures, we have notified the Company that we intend to seek to reconstitute the Board at the 2015 Annual Meeting. Accordingly, we have nominated four highly qualified director candidates.”

Mustang Capital’s nominees include:

Peter O. Haeg has been co-managing partner of Farnam Street Partners LP, a private investment partnership focused on small cap value investing, and Farnam Street Special Opportunities Fund, a private partnership focused on private equity investments, since 1998. Previously, Mr. Haeg was with Piper Jaffray’s Corporate Finance Department, where he was founder and Managing Director of their Corporate Client Services Group, which provided dedicated asset management services to Piper Jaffray’s investment banking clients.  Prior to joining Piper Jaffray, Mr. Haeg was an associate with Donaldson, Lufkin, and Jenrette (Los Angeles).

John K. H. Linnartz has served as the Sole Managing Member of Mustang Capital, since 2003. Mustang Capital served as the General Partner of Mustang Capital Advisors, LP, the General Partner of Mustang Capital Partners I LP and II LP, from 2003 until 2010.  From 2000 to 2003, Mr. Linnartz served as Vice President and Member of the Bank and Thrift Group at Stephens, Inc. Prior to that, Mr. Linnartz was a limited Partner at J. C. Bradford & Company (now UBS Financial Services). Mr. Linnartz also previously served as a Founding Director of Trinity Bank N.A. located in Fort Worth, Texas from 2003 to 2006 and as a Director of O.I. Corporation, a then publicly traded provider of innovative products for chemical analysis and monitoring, from 2008 until its sale to ITT Corporation in 2010. While at O.I. Corporation, Mr. Linnartz served as Chairman of the Nominating and Corporate Governance Committee, Chairman of the Audit Committee and as Co-Chairman of the Board of Directors.

Scot W. Malloy has served as portfolio manager of Farnam Street Partners LP, since 2013.  From 2001 through 2013, Mr. Malloy was at Whitebox Advisors, a Minneapolis based hedge fund (“Whitebox”), where he served as an analyst and portfolio manager.  While at Whitebox, he served as the board of director appointee to CapSource Financial, Inc. (CPSO) from February 2007 through November 2007.  Mr. Malloy began his finance career in investment banking in 1995 working at Wessels, Arnold & Henderson and later as a managing director at Robertson Stephens.  Prior to that, Mr. Malloy was a Surface Warfare Officer in the United States Navy.

Nicholas J. Swenson has served as President and Chief Executive Officer of Air T, Inc. (“Air T”), since October 2013 and as Chairman of the Board of Directors since August 2013. Air T, through its subsidiaries, provides overnight air freight service to the express delivery industry, manufactures and sells aircraft deicers and other special purpose industrial equipment, and provides ground support equipment and facilities maintenance to airlines. Mr. Swenson has served as a member of Air T’s Board of Directors since August 2012. He has also been the Managing Member and Portfolio Manager of Groveland Capital LLC, an investment management firm, since 2009.  Prior to forming Groveland Capital LLC, Mr. Swenson was a Portfolio Manager and Partner at Whitebox Advisors, LLC from 2001 to 2009 and a Research Analyst at Varde Partners, LLC, a fund specializing in distressed debt investing, from 1999 to 2001. Prior to that, he was an Associate in Corporate Finance at Piper Jaffray, Inc.  Mr. Swenson also currently serves as Chairman of the Board of Directors of Pro-Dex Inc. and as a Director of Insignia Systems, Inc.

About Mustang Capital
Mustang Capital is an investment management firm, which provides professional investment management services to high net worth clients, partnerships, trusts and retirement accounts.

Investor contact:
Mustang Capital Management, LLC
John K. H. Linnartz, Managing Member, (713) 520-0911

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Mustang Capital Management, LLC (“Mustang Capital”), together with the other participants named herein (collectively, “Mustang”), intends to make a preliminary filing with the Securities and Exchange Commission (“SEC”) of a proxy statement and an accompanying WHITE proxy card to be used to solicit votes for the election of a slate of director nominees at the 2015 annual meeting of stockholders of Furmanite Corporation (the “Company”).

MUSTANG ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC'S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THE SOLICITATION WILL PROVIDE COPIES OF THESE MATERIALS WITHOUT CHARGE UPON REQUEST.

The participants in this solicitation are Mustang Capital, John K. H. Linnartz, Peter O. Haeg, Scot W. Malloy, and Nicholas J. Swenson.

As of the date hereof, Mustang Capital beneficially owns 1,187,167 shares of Common Stock, consisting of 1,000 shares of Common Stock owned directly and 1,186,167 shares of Common Stock held in certain managed accounts.  Mr. Linnartz, as the Managing Member of Mustang Capital, may be deemed to beneficially own the 1,187,167 shares of Common Stock beneficially owned by Mustang Capital.  As of the date hereof, Mr. Linnartz directly owns 165,500 shares of Common Stock.  Mr.  Linnartz may also be deemed to beneficially own the 1,100 shares of Common Stock owned directly by his wife. As of the date hereof, Mr. Haeg does not directly own any shares of Common Stock. Mr. Haeg, as co-managing partner of Farnam Street Partners LP, may be deemed to beneficially own the 269,615 shares of Common Stock beneficially owned by Farnam Street Partners LP.  As of the date hereof, none of Messrs. Malloy or Swenson beneficially owns any shares of Common Stock.